Exhibit 99.1

JetPay Corporation Announces Investment and Board
Appointment of Industry Veteran Larry Stone

Berwyn, PA - October 19, 2016 - JetPay Corporation ("JetPay" or the "Company") (NASDAQ: JTPY), a leading provider of debit and credit card processing services, payroll and human capital management services, and prepaid card services, announced today that payments industry veteran Larry Stone has made a significant investment in JetPay and will join the Company’s Board of Directors.

Mr. Stone is investing $19.6 million into JetPay through a combination of debt and equity. The debt investment of $9.5 million is in the form of a senior secured loan at JetPay’s HR & Payroll Services subsidiary. The equity investment of $10.1 million is in shares of previously authorized convertible preferred stock alongside JetPay’s existing investor, Flexpoint Ford, a Chicago-based private equity firm. The proceeds from the investment will be used to repay existing debt and provide working capital to support JetPay’s growth strategy.

Bipin Shah, Chairman of JetPay’s Board of Directors, commented, “I welcome Larry to the Board of Directors of JetPay. I have known Larry for over 25 years and have great respect for his accomplishments in the industry. Larry is an incredibly successful payments executive with a long track record, and I believe that his investment and participation on our Board will further our goal of building a world-class company.”

Larry Stone brings over 27 years of executive experience in the payment processing industry. Most recently, Mr. Stone was a Principal and Director of Mercury Payment Systems prior to its sale to Vantiv, Inc. in 2014 and to Silver Lake Partners in 2010. Prior to Mercury Payment Systems, Mr. Stone served as the Founder and CEO of Card Payment Systems, a merchant credit card processing company he founded and sold to Concord EFS in 2000. Mr. Stone started his payment processing career at CitiCorp Card Acceptance Services in 1989 and graduated from the Wharton School of Business at the University of Pennsylvania in 1987.

Mr. Stone stated, “I am excited to join JetPay as both an investor and board member, and I look forward to helping management execute on the vision for the Company. JetPay’s processing technology and the quality of its service offerings are tremendous strengths that I believe form a solid foundation for much future success.”

Diane (Vogt) Faro, Chief Executive Officer of JetPay, added, “I echo Bipin’s comments and, along with the rest of our management team, am pleased to have Larry join as a member of the JetPay Board. His proven leadership and reputation in the industry will be an incredible asset as we continue to build a market-leading company.”

About JetPay Corporation

JetPay Corporation, based in Berwyn, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, payment processing, payroll processing, payroll tax filing, human capital management and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, our continued compliance with the financial and other covenants of the instruments governing our indebtedness and those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2015 and the Company’s subsequent Quarterly Reports on Forms 10-Q.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements  to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(484) 324-7980	(484) 324-7980
peter.davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com